BLACKWELL SANDERS PEPER MARTIN LLP
              2300 MAIN STREET, SUITE 1000, KANSAS CITY, MO 64108
                  P.O. BOX 419777, KANSAS CITY, MO 64141-6777
                    TEL: (816) 983-8000 FAX: (816) 983-8080
                            WEBSITE: www.bspmlaw.com


                                 June 27, 2000



Matrix Bancorp, Inc.
1380 Lawrence Street
Suite 1410
Denver Colorado 80204

Ladies and Gentlemen:

         We have acted as counsel to Matrix Bancorp, Inc., a Colorado corporation (the "Company"), in connection with the proposed offerings of up to 350,000 shares of common stock of the Company pursuant to the Company's 1996 Amended and Restated Employee Stock Option Plan and the 1996 Employee Stock Purchase Plan (together, the "Plans").

         In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that when such 350,000 shares of common stock have been issued and sold by the Company in accordance with the terms of the Plans and related award agreements, such shares will constitute legally issued, fully paid and non-assessable shares of the Company.

         We consent to the filing of this opinion as an exhibit to the registration statement pursuant to which such shares will be sold and to the reference to us in such registration statement.


                                        Very truly yours,


                                        /s/ Blackwell Sanders Peper Martin LLP